Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES SECOND QUARTER
FISCAL 2025 RESULTS
HILLIARD, Ohio – (November 8, 2024) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and onsite septic wastewater industries today announced financial results for the fiscal second quarter ended September 30, 2024.
Second Quarter Fiscal 2025 Results
•Net sales of $782.6 million, flat to prior year
•Net income decreased 4.3% to $131.2 million
•Net income per diluted share decreased 2.3% to $1.67
•Adjusted EBITDA (Non-GAAP) of $245.6 million, flat to prior year
•Adjusted Earnings per share (Non-GAAP) of $1.70, flat to prior year
Year-to-Date Fiscal 2025 Results
•Net sales increased 2.5% to $1.6 billion
•Net income decreased 5.6% to $293.5 million
•Net income per diluted share decreased 4.1% to $3.73
•Adjusted EBITDA (Non-GAAP) decreased 1.2% to $521.0 million
•Adjusted Earnings per share (Non-GAAP) decreased 0.5% to $3.76

Scott Barbour, President and Chief Executive Officer of ADS commented, "The second quarter results reflect strong demand at Infiltrator as well as the ADS residential and infrastructure end markets. Continued choppiness in the non-residential end market impacted revenue from both pipe and allied products which, combined with significant storm events, resulted in revenue flat to the prior year. Importantly, we were able to manage through demand fluctuations and unfavorable price/cost to maintain a robust Adjusted EBITDA margin of 31.4%, underscoring the resiliency of the ADS business model."

"Despite the near-term headwinds, demand for localized water management solutions remains strong. During the 2024 hurricane season, the United States experienced multiple significant storm events, including five hurricanes that affected several states in the Southern crescent, such as Florida, North Carolina, South Carolina and Texas. Although the disruption in business activity had a negative short-term impact in these states, these events highlight the longer-term need to address the insufficient water infrastructure investments in the United States. The Environmental Protection Agency estimates $630 billion is needed over the next 20 years to achieve the goals of the Clean Water Act, highlighting the continued opportunity for ADS and Infiltrator to support the development of more resilient water infrastructure."

"Thoughtful capital allocation continues to be a key focus for the management team and the Board, given the strong cash generation of the business. We remain focused on organic capital investments, up 36% in the first half of Fiscal 2025, as well as strategic M&A. In turn, we announced the acquisition of Orenco Systems, Inc in August. This acquisition closed in the fiscal third quarter and will accelerate the Company’s growth in the highly attractive advanced wastewater treatment space, opening new opportunities in a highly fragmented and fast-growing segment of onsite septic wastewater. We will continue to focus on both organic and inorganic capital deployment, returning excess capital to shareholders through dividends and share repurchases."

"Overall, we remain confident that we are well positioned in attractive end markets with secular tailwinds from the increasing need to manage and protect water, the world's most precious resource, safeguarding our environment and communities. As we move into the second half of the year, we updated our Fiscal 2025 guidance to reflect performance year-to-date, the impact from weather, as well as recent and forward-looking trends in our underlying core markets."

Second Quarter Fiscal 2025 Results
Net sales increased $2.4 million, or 0.3%, to $782.6 million, as compared to $780.2 million in the prior year quarter. Domestic pipe sales decreased $5.2 million, or 1.3%, to $410.5 million. Domestic allied products & other sales increased $4.9 million, or 2.7%, to $187.1 million. Infiltrator sales increased $12.3 million, or 10.6%, to $128.5 million. The overall increase in domestic net sales was primarily driven by demand in the residential and infrastructure end markets. International sales decreased $9.6 million, or 14.5%, to $56.6 million.

Gross profit decreased $8.7 million, or 2.9%, to $293.9 million as compared to $302.7 million in the prior year. The decrease in gross profit is primarily driven by unfavorable pricing and material cost, partially offset by favorable manufacturing costs.

Selling, general and administrative expenses increased $2.4 million, or 2.6% to $94.1 million, as compared to $91.7 million. As a percentage of sales, selling, general and administrative expense was largely flat at 12.0% as compared to 11.8% in the prior year.

Net income per diluted share decreased $0.04, or 2.3%, to $1.67, as compared to $1.71 per share in the prior year quarter, primarily due to the factors mentioned above.
Adjusted EBITDA (Non-GAAP) decreased $0.7 million, or 0.3%, to $245.6 million, as compared to $246.3 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 31.4% as compared to 31.6% in the prior year.
Segment sales results are based on Net sales to external customers. Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Year-to-Date Fiscal 2025 Results
Net sales increased $39.7 million, or 2.5%, to $1,597.9 million, as compared to $1,558.3 million in the prior year. Domestic pipe sales increased $5.4 million, or 0.6%, to $841.9 million. Domestic allied products & other sales increased $18.8 million, or 5.2%, to $383.1 million. Infiltrator sales increased $19.6 million, or 8.2%, to $258.7 million. The overall increase in domestic net sales was primarily driven by demand in the residential and infrastructure end markets. International sales decreased $4.1 million, or 3.5%, to $114.3 million.
Gross profit decreased $7.7 million, or 1.2%, to $626.4 million as compared to $634.1 million in the prior year. The decrease in gross profit is primarily driven by unfavorable pricing and material cost, partially offset by favorable manufacturing costs.

Selling, general and administrative expenses increased $9.9 million, or 5.6% to $188.2 million, as compared to $178.2 million. As a percentage of sales, selling, general and administrative expense was largely flat at 11.8% as compared to 11.4% in the prior year.
Net income per diluted share decreased $0.16, or 4.1%, to $3.73, as compared to $3.89 per share in the prior year. Results for fiscal 2024 include a $14.9 million gain on the sale of assets, which after considering the income tax impact of this gain impacted net income per diluted share by $0.14.
Adjusted EBITDA (Non-GAAP) decreased $6.5 million, or 1.2%, to $521.0 million, as compared to $527.6 million in the prior year, primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 32.6% as compared to 33.9% in the prior year.
Balance Sheet and Liquidity
Net cash provided by operating activities was $350.3 million, as compared to $458.9 million in the prior year. Free cash flow (Non-GAAP) was $238.1 million, as compared to $376.2 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $769.7 million as of September 30, 2024, a decrease of $91.2 million from March 31, 2024.
ADS had total liquidity of $1,202.6 million, comprised of cash of $613.0 million as of September 30, 2024 and $589.6 million of availability under committed credit facilities. As of September 30, 2024, the Company’s trailing-twelve-month leverage ratio was 0.8 times Adjusted EBITDA.
In the six months ended September 30, 2024, the Company repurchased 0.4 million shares of its common stock for a total cost of $69.9 million. As of September 30, 2024, approximately $147.7 million of common stock may be repurchased under the Company's existing share repurchase authorization.
Fiscal 2025 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company updated its financial targets for fiscal 2025. Net sales are now expected to be in the range of $2.900 billion to $2.975 billion. Adjusted EBITDA is expected to be in the range of $880 million to $920 million. Capital expenditures are expected to be approximately $250 million.
Conference Call Information
Webcast: Interested investors and other parties can listen to a webcast of the live conference call by logging in through the Investor Relations section of the Company's website at https://investors.ads-pipe.com/events-and-presentations. An online replay will be available on the same website following the call.

Teleconference: To participate in the live teleconference, participants may register at https://registrations.events/direct/Q4I4578677. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry. Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call.
About the Company
Advanced Drainage Systems is a leading manufacturer of innovative stormwater and onsite septic wastewater solutions that manages the world’s most precious resource: water. ADS and its subsidiary, Infiltrator Water Technologies, provide superior stormwater drainage and onsite septic wastewater products used in a wide variety of markets and applications including commercial, residential, infrastructure and agriculture, while delivering unparalleled customer service. ADS manages the industry’s largest company-owned fleet, an expansive sales team, and a vast manufacturing network of approximately 70 manufacturing plants and 40 distribution centers. The company is one of the largest plastic recycling companies in North America, ensuring over half a billion pounds of plastic is kept out of landfills every year. Founded in 1966, ADS’ water management solutions are designed to last for decades. To learn more, visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; disruption or volatility in general business and economic conditions in the markets in which we operate; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets; the risk associated with manufacturing processes; the effect of global climate change; our ability to protect against cybersecurity incidents and disruptions or failures of our IT systems; our ability to assess and monitor the effects of artificial intelligence, machine learning, and robotics on our business and operations; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; our ability to appropriately address any environmental, social or governance concerns that may arise from our activities; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Michael.Higgins@adspipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2024	2023	2024	2023
Net sales	$782,610	$780,220	$1,597,946	$1,558,266
Cost of goods sold	488,669	477,543	971,551	924,129
Gross profit	293,941	302,677	626,395	634,137
Operating expenses:
Selling, general and administrative	94,132	91,725	188,184	178,236
Loss (gain) on disposal of assets and costs from exit and disposal activities	617	123	909	(13,181)
Intangible amortization	11,816	12,792	23,711	25,594
Income from operations	187,376	198,037	413,591	443,488
Other expense:
Interest expense	23,156	21,941	45,980	43,653
Interest income and other, net	(6,956)	(7,506)	(14,072)	(11,055)
Income before income taxes	171,176	183,602	381,683	410,890
Income tax expense	40,920	47,476	90,806	102,534
Equity in net income of unconsolidated affiliates	(918)	(901)	(2,619)	(2,576)
Net income	131,174	137,027	293,496	310,932
Less: net income attributable to noncontrolling interest	792	1,225	1,712	1,478
Net income attributable to ADS	$130,382	$135,802	$291,784	$309,454

Weighted average common shares outstanding:
Basic	77,542	78,606	77,541	78,756
Diluted	78,110	79,307	78,194	79,475
Net income per share:
Basic	$1.68	$1.73	$3.76	$3.93
Diluted	$1.67	$1.71	$3.73	$3.89
Cash dividends declared per share	$0.16	$0.14	$0.32	$0.28

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	September 30, 2024	March 31, 2024
ASSETS
Current assets:
Cash	$613,020	$490,163
Receivables, net	357,636	323,576
Inventories	487,232	464,200
Other current assets	34,032	22,028
Total current assets	1,491,920	1,299,967
Property, plant and equipment, net	955,434	876,351
Other assets:
Goodwill	617,147	617,183
Intangible assets, net	328,924	352,652
Other assets	142,325	122,760
Total assets	$3,535,750	$3,268,913
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$11,130	$11,870
Current maturities of finance lease obligations	26,233	18,015
Accounts payable	273,293	254,401
Other accrued liabilities	152,091	154,260
Accrued income taxes	4,590	1,076
Total current liabilities	467,337	439,622
Long-term debt obligations, net	1,255,118	1,259,522
Long-term finance lease obligations	90,272	61,661
Deferred tax liabilities	154,574	156,705
Other liabilities	76,183	70,704
Total liabilities	2,043,484	1,988,214
Mezzanine equity:
Redeemable common stock	98,231	108,584
Total mezzanine equity	98,231	108,584
Stockholders’ equity:
Common stock	11,690	11,679
Paid-in capital	1,255,794	1,219,834
Common stock in treasury, at cost	(1,219,438)	(1,140,578)
Accumulated other comprehensive loss	(30,689)	(29,830)
Retained earnings	1,359,100	1,092,208
Total ADS stockholders’ equity	1,376,457	1,153,313
Noncontrolling interest in subsidiaries	17,578	18,802
Total stockholders’ equity	1,394,035	1,172,115
Total liabilities, mezzanine equity and stockholders’ equity	$3,535,750	$3,268,913

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2024	2023
Cash Flow from Operating Activities
Net income	$293,496	$310,932
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,905	73,961
Deferred income taxes	(2,270)	519
Loss (gain) on disposal of assets and costs from exit and disposal activities	909	(13,181)
Stock-based compensation	13,960	16,234
Amortization of deferred financing charges	1,022	1,022
Fair market value adjustments to derivatives	1,024	(1,889)
Equity in net income of unconsolidated affiliates	(2,619)	(2,576)
Other operating activities	(6,124)	756
Changes in working capital:
Receivables	(35,565)	(43,530)
Inventories	(24,750)	79,215
Prepaid expenses and other current assets	(4,804)	(2,228)
Accounts payable, accrued expenses, and other liabilities	30,142	39,629
Net cash provided by operating activities	350,326	458,864
Cash Flows from Investing Activities
Capital expenditures	(112,182)	(82,625)
Proceeds from disposition of assets	—	19,979
Other investing activities	640	446
Net cash used in investing activities	(111,542)	(62,200)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(3,500)	(3,500)
Payments on Equipment Financing	(2,665)	(4,458)
Payments on finance lease obligations	(11,756)	(5,452)
Repurchase of common stock	(69,922)	(101,564)
Cash dividends paid	(24,917)	(22,224)
Proceeds from exercise of stock options	8,694	2,623
Payment of withholding taxes on vesting of restricted stock units	(10,576)	(8,811)
Other financing activities	2	—
Net cash used in financing activities	(114,640)	(143,386)
Effect of exchange rate changes on cash	(1,142)	3
Net change in cash	123,002	253,281
Cash and restricted cash at beginning of period	495,848	217,128
Cash and restricted cash at end of period	$618,850	$470,409

RECONCILIATION TO BALANCE SHEET
Cash	$613,020
Restricted cash	5,830
Total cash and restricted cash	$618,850

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	September 30, 2024			September 30, 2023
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$425,099	$(14,611)	$410,488	$427,997	$(12,284)	$415,713
Infiltrator	148,690	(20,198)	128,492	133,731	(17,553)	116,178
International
International - Pipe	44,445	(3,437)	41,008	52,407	(3,284)	49,123
International - Allied Products & Other	15,613	(68)	15,545	17,025	(14)	17,011
Total International	60,058	(3,505)	56,553	69,432	(3,298)	66,134
Allied Products & Other	191,114	(4,037)	187,077	185,696	(3,501)	182,195
Intersegment Eliminations	(42,351)	42,351	—	(36,636)	36,636	—
Total Consolidated	$782,610	$—	$782,610	$780,220	$—	$780,220

	Six Months Ended
	September 30, 2024			September 30, 2023
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$871,278	$(29,365)	$841,913	$856,569	$(20,043)	$836,526
Infiltrator	303,720	(45,010)	258,710	275,217	(36,131)	239,086
International
International - Pipe	88,372	(7,290)	81,082	89,585	(3,799)	85,786
International - Allied Products & Other	33,292	(116)	33,176	32,623	(26)	32,597
Total International	121,664	(7,406)	114,258	122,208	(3,825)	118,383
Allied Products & Other	391,687	(8,622)	383,065	369,141	(4,870)	364,271
Intersegment Eliminations	(90,403)	90,403	—	(64,869)	64,869	—
Total Consolidated	$1,597,946	$—	$1,597,946	$1,558,266	$—	$1,558,266
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to Adjusted EBITDA, Free Cash Flow and Adjusted Earnings per Share, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of Adjusted EBITDA to net income.

Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided a reconciliation of cash flow from operating activities to Free Cash Flow.
Adjusted Earnings per Share excludes (gains) losses on disposals of assets or business, restructuring expenses, impairment charges and transaction costs. Adjusted Earnings per Share is a measure used by management and may be useful for investors to evaluate the Company's operational performance.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income, Free Cash Flow to Cash Flow from Operating Activities, and Adjusted Earnings per Share to Diluted Earnings per Share, the most comparable GAAP measures, for each of the periods indicated.
Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2024	2023	2024	2023
Segment Adjusted Gross Profit
Pipe	$115,422	$125,856	$257,659	$286,505
Infiltrator	86,135	73,663	172,550	147,927
International	17,445	21,339	37,108	37,368
Allied Products & Other	107,324	106,239	221,191	212,424
Intersegment Elimination	(394)	(454)	(1,569)	(2,509)
Total Segment Adjusted Gross Profit	325,932	326,643	686,939	681,715
Depreciation and amortization	30,536	22,622	57,748	45,421
Stock-based compensation expense	1,455	1,344	2,796	2,157
Total Gross Profit	$293,941	$302,677	$626,395	$634,137
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands)	2024	2023	2024	2023
Net income	$131,174	$137,027	$293,496	$310,932
Depreciation and amortization	44,807	36,721	85,905	73,961
Interest expense	23,156	21,941	45,980	43,653
Income tax expense	40,920	47,476	90,806	102,534
EBITDA	240,057	243,165	516,187	531,080
Loss (gain) on disposal of assets and costs from exit and disposal activities	617	123	909	(13,181)
Stock-based compensation expense	6,983	9,331	13,960	16,234
Transaction costs	2,685	52	2,695	2,024
Interest income	(7,368)	(5,137)	(13,933)	(8,626)
Other adjustments(a)	2,576	(1,284)	1,230	32
Adjusted EBITDA	$245,550	$246,250	$521,048	$527,563
(a)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, legal settlements, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting and executive retirement expense.

Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Six Months Ended September 30,
(Amounts in thousands)	2024	2023
Net cash flow from operating activities	$350,326	$458,864
Capital expenditures	(112,182)	(82,625)
Free cash flow	$238,144	$376,239
Reconciliation of Diluted Earnings per Share to Adjusted Earnings per Share

The following table presents diluted earnings per share on an adjusted basis to supplement the Company's discussion of its results of operations herein.

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
Diluted Earnings Per Share	$1.67	$1.71	$3.73	$3.89
Loss (gain) on disposal of assets and costs from exit and disposal activities	0.01	—	0.01	(0.17)
Transaction costs	0.03	—	0.03	0.03
Income tax impact of adjustments (a)	(0.01)	—	(0.01)	0.03
Adjusted Earnings per Share	$1.70	$1.71	$3.76	$3.78

(a) The income tax impact of adjustments to each period is based on the statutory tax rate.